Exhibit 99.1

William F. Miller, III

3811 Turtle Creek Blvd.

Suite 250

Dallas, Texas 75219

February 16th 2009

Board of Directors

AMN Healthcare, Inc.

12400 High Bluff Drive

San Diego, CA 92130

Dear Board of Directors,

I am writing to advise the Board of Directors that I have decided not to stand for reelection as a director of the company at this year’s annual meeting of stockholders.

My decision comes after much thought since I have truly appreciated the opportunity to serve as a director for the past nine years. The company has grown significantly over that time, and I wish the company continued success in the future.

Sincerely,

/s/ William F. Miller, III
William F. Miller, III

cc: Andrew M. Stern, Corporate Governance Committee